SouthWest Water Company Promotes Chris Malinowski to Managing Director of Operations and Maintenance

LOS ANGELES, March 25, 2010 – SouthWest Water Company (Nasdaq: SWWC) today announced that it has promoted Chris Malinowski  to managing director of the company’s operations and maintenance (O&M) division.  Malinowski joined SouthWest Water in April 2007 as vice president of safety and compliance.

Malinowski, 45, is a 20-year veteran of the water and wastewater treatment industry. During the past three years at SouthWest Water, he led efforts to ensure a safe working environment and regulatory compliance at all company owned and operated facilities. Prior to joining the company, Malinowski was division manager of water and wastewater activities for the Texas region of PBS&J, a national full-service engineering firm. Earlier, he spent 17 years with United Water and its parent company, Suez, where he progressed through engineering, operations and business development roles in the United States, Puerto Rico and France.

“Chris has been instrumental in helping SouthWest Water become an industry leader in safety and compliance,” said Mark A. Swatek, SouthWest Water's chief executive officer and president. “His detailed knowledge of our operations will ensure a smooth transition in his new role, and I am confident that Chris will lead our experienced O&M teams to new achievements.”

Malinowski earned a bachelor of science degree in civil engineering from Texas A&M University. He is a registered professional engineer in Texas, Colorado and Oklahoma.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s Web site: www.swwc.com.

For Further Information:

CONTACT: DeLise Keim

                  VP Corporate Communications

                   213.929.1846

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com

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